As filed with the Securities and Exchange Commission on December 4, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ODYSSEY RE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	52-2301683
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
300 First Stamford Place
Stamford, CT 06902
(Address of Principal Executive Offices, including zip code)

ODYSSEY RE HOLDINGS CORP. RESTRICTED SHARE AND EQUITY VALUE PLAN
(Full title of the plan)

Donald L. Smith, Esq.
General Counsel
Odyssey Re Holdings Corp.
300 First Stamford Place
Stamford, CT 06902
(203) 977-8000
(Name, address, and telephone number of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities	To Be	Offering Price	Aggregate Offering	Registration
To Be Registered	Registered(1)	Per Share(2)	Price	Fee
Restricted equity value right under the Odyssey Re Holdings Corp. Restricted Share and Equity Value Plan	1,200,000	$51.90	$62,280,000	$3,475.22

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers an aggregate of 1,200,000 restricted equity value rights (“REVRs”) granted under the Odyssey Re Holdings Corp. Restricted Share and Equity Value Plan (the “Plan”), representing general unsecured obligations of Odyssey Re Holdings Corp., a Delaware corporation (the “Company” or the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act, is based upon $51.90 per REVR, which is the initial value of each REVR.

EXPLANATORY NOTE
     As previously announced, on September 18, 2009, the Registrant, Fairfax Financial Holdings Limited (“Fairfax”) and Fairfax Investments USA Corp., a wholly-owned subsidiary of Fairfax (“Merger Sub”), entered into a definitive merger agreement (the “Merger Agreement”). Pursuant to the Merger Agreement, Fairfax completed a tender offer to acquire all of the outstanding shares of common stock of the Registrant not already owned by Fairfax and its subsidiaries for $65.00 per share. On October 28, 2009, Fairfax caused a merger (the “Merger”) in accordance with the terms of the Merger Agreement, pursuant to which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation.
     As a result of the Merger, each unvested award granted under the Plan was cancelled and converted into a right to acquire $65.00 in cash, without interest (a “Restricted Cash Unit”), subject to the same vesting, transfer and other restrictions that applied to such unvested award. Following the Merger, certain Restricted Cash Units will be replaced with general unsecured obligations of the Registrant to make payments pursuant to the terms of the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified in Part I of this Registration Statement is omitted from this filing in accordance with Rule 428 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (other than any portions of the respective filings that were furnished, under applicable Commission rules, rather than filed):
(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2008;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; and

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on April 1, 2009, June 2, 2009, July 2, 2009, September 8, 2009, September 21, 2009, October 9, 2009, October 22, 2009 and October 30, 2009.
     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.
     Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     The REVRs being registered pursuant to the Plan represent obligations (“Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan, which is filed as Exhibit 99.1 to this Registration Statement.
     The Obligations are general unsecured obligations of the Registrant subject to the claims of its general creditors. The Plan is considered unfunded for tax purposes. The amount of deferred compensation to be paid to each employee (a “Participant”) participating in the Plan is determined in accordance with the terms of the Plan.
     Under the terms of the Plan, each REVR will have a value (the “REVR Value”) equal to the total shareholders’ equity of the Company attributable to the common equity as of the last day of the most recently completed quarter of the Company for which Fairfax has publicly released its earnings report, or in the event that Fairfax does not intend to publicly release an earnings report, for which financial statements that report the Company’s book value are available, as adjusted for dividends, capital contributions or other extraordinary events (in each case, as determined by the board of directors of the Company or the compensation committee thereof, in its sole discretion), divided by 58,443,149 (which is the number of Company common shares outstanding as of September 30, 2009). Upon vesting of a REVR, a Participant will receive a single sum cash payment equal to the REVR Value as of the applicable vesting date, less any applicable withholding of taxes. The REVRs will be subject to the terms and conditions of the Plan, including vesting and termination of employment provisions, and will not be paid until a Participant satisfies the applicable vesting requirements.

Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the Registrant only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.
     The Registrant’s certificate of incorporation and by-laws provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See the attached Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided , however , that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on December 4, 2009.

ODYSSEY RE HOLDINGS CORP.
By:	/s/ R. Scott Donovan
	Name:	R. Scott Donovan
	Title:	Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints, jointly and severally, V. Prem Watsa, Andrew A. Barnard and R. Scott Donovan, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) a registration statement on Form S-8, or such other form as may be recommended by counsel, to be filed with the Commission, and any and all amendments and post-effective amendments thereto, and any and all post-effective amendments to registration statements or statements on Form S-8 previously filed with the Commission, and any and all instruments and documents filed as a part of or in connection with the said registration statement or amendments thereto, with respect to the Company’s benefit and incentive plans, and (2) any registration statements, reports and applications relating thereto to be filed by the Company with the Commission and/or any national securities exchanges under the Exchange Act, and any and all amendments thereto, and any and all instruments and documents filed as part of or in connection with such registration statements or reports or amendments thereto; granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that the said attorneys-in-fact and agents or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated below on December 4, 2009.

Signature	Title

/s/ Andrew A. Barnard	President, Chief Executive Officer and Director

Andrew A. Barnard	(Principal Executive Officer)

/s/ R. Scott Donovan	Executive Vice President and Chief Financial Officer

R. Scott Donovan	(Principal Financial Officer and Principal Accounting Officer)

/s/ V. Prem Watsa	Director

V. Prem Watsa

/s/ James F. Dowd	Director

James F. Dowd

/s/ Anthony F. Griffiths	Director

Anthony F. Griffiths

/s/ Alan D. Horn	Director

Alan D. Horn

/s/ Patrick W. Kenny	Director

Patrick W. Kenny

/s/ Brandon W. Sweitzer	Director

Brandon W. Sweitzer

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Shearman & Sterling LLP as to the legality of the obligations being registered*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm*

23.2	Consent of PricewaterhouseCoopers LLP, independent accountants*

23.3	Consent of Counsel (included in Exhibit 5.1)*

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)*

99.1	Odyssey Re Holdings Corp. Restricted Share and Equity Value Plan*

*	Filed herewith.